Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

First Bancorp

Troy, North Carolina

We consent to the incorporation by reference in the Registration Statement of First Bancorp on Form S-8 relating to the First Bancorp 2004 Stock Option Plan (File no. 333-118570), the Registration Statement on Form S-8 relating to additional shares available for issuance under the First Bancorp 1994 Stock Option Plan (File no. 333-150375), Amendment No. 1 to the Registration Statement on Form S-8 relating to the First Bancorp 1994 Stock Option Plan (File no. 033-82542), the Registration Statement of First Bancorp on Form S-8 relating to the First Bancorp 1994 Stock Option Plan (File no. 333-58668), the Registration Statement on Form S-8 related to the First Bancorp 2007 Equity Plan (File no. 333-150100), the Registration Statement on Form S-8 related to the Great Pee Dee Bancorp, Inc. stock option plan (File no. 333-150377), the Registration Statement on Form S-3D relating to the First Bancorp Dividend Reinvestment and Common Stock Purchase Plan (File no. 333-167856), the Registration Statement of First Bancorp on Form S-3 relating to preferred stock associated with First Bancorp’s participation in the United States Treasury’s Small Business Lending Fund (File no. 333-177096), and the Registration Statement of First Bancorp on Form S-3 related to preferred stock associated with a capital raise (File 333-186273) of our report dated March 14, 2013, relating to our audits of the consolidated balance sheets of First Bancorp and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2012, which appears in the December 31, 2012 Annual Report on Form 10-K of First Bancorp.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

March 14, 2013